Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements of United Bancorp, Inc. on Forms S-8 (file No. 33-123036 effective February 28, 2005) and S-3 (file Nos. 333-136708 effective August 17, 2006 and 333-225002 effective May 17, 2018) of our report dated March 20, 2020, on our audits of the consolidated financial statements of United Bancorp, Inc. as of December 31, 2019 and 2018, and for the years then ended, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Cincinnati, Ohio

March 20, 2020